SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RAILAMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 19, 2003
PROXY STATEMENT
SECURITY OWNERSHIP
PROPOSAL 1. ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS
MANAGEMENT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT -- COMPENSATION COMMITTEE REPORT -- PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS Performance Graph for RailAmerica, Inc.
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
INFORMATION CONCERNING STOCKHOLDER PROPOSALS

RAILAMERICA, INC.

5300 BROKEN SOUND BOULEVARD, N.W.
BOCA RATON, FLORIDA 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2003

To our Stockholders:

      Our 2003 annual meeting of stockholders will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on Thursday, June 19, 2003, beginning at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

      1. Election of two Class II directors, each for a term of three years; and

      2. Any other matters that properly come before the meeting.

      Stockholders of record at the close of business on April 21, 2003 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors

/s/ Gary O. Marino
GARY O. MARINO
Chairman of the Board, Chief Executive Officer and President

Boca Raton, Florida

April 30, 2003

      Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

2003 ANNUAL MEETING OF STOCKHOLDERS

OF
RAILAMERICA, INC.

PROXY STATEMENT

      This proxy statement contains information relating to our annual meeting of stockholders to be held on Thursday, June 19, 2003, beginning at 10:00 a.m. local time, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, and to any adjournments or postponements. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 12, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of two Class II directors. In addition, our management will report on our performance during 2002 and respond to questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, April 21, 2003, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 31,797,083 shares of our common stock were outstanding and entitled to vote and held by approximately 550 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast “for” or “against” any given matter.

      If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

      Prior to the annual meeting, we will select one or more Inspectors of Election. These Inspectors will determine the number of shares of common stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

      The enclosed proxy is solicited on behalf of the Board of Directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendation of the Board of Directors is set forth with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	for the election of the nominated slate of Class II directors named in this proxy statement (see pages 5 - 6).

      The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

      Election Of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

      Other Items. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy statement?

      We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

      You should review the information contained in this proxy statement separately from our 2002 Annual Report to Stockholders. Our principal executive offices are located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487, and our telephone number is (561) 994-6015. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

SECURITY OWNERSHIP

      The following table shows each person known by us to beneficially own more than 5% of our outstanding shares of common stock. The following table also shows the amount of common stock beneficially owned by (a) each of our directors, (b) each of our executive officers named in the Summary Compensation Table below and (c) all of our directors and executive officers as a group. The table sets forth information with respect to: 1) in column (A), the number of outstanding shares of our common stock that is beneficially owned by the named owner; 2) in column (B), the number of shares of our common stock that can be acquired by this person within 60 days upon the exercise of options or warrants; and 3) the total of the amounts in columns (A) and (B). Under SEC rules, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days upon the exercise of options or warrants. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as otherwise indicated, all information is as of the record date.

			Total Number of
	Number of		Shares
	Outstanding	Shares	Beneficially
	Shares	Acquirable	Owned	Percentage of
	Owned	Within 60 Days	(Columns	Outstanding
Name and Address of Beneficial Owner(1)	(A)	(B)	(A)+(B))	Shares

Lockheed Martin Investment Management Company(2)	2,245,662	0	2,245,662	7.02%
6705 Rockledge Drive, Suite 550
Bethesda, MD 20817-1814
Barclays Global Investors, NA(3)	2,108,275	0	2,108,275	6.59%
45 Fremont Street
San Francisco, CA 94105
Dimensional Fund Advisors Inc.(4)	2,014,963	0	2,014,963	6.30%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Gary O. Marino	143,362	1,433,333	1,576,695	4.74%
Donald D. Redfearn(5)	25,944	413,000	438,944	1.36%
John H. Marino	26,380	68,333	94,713	*
Ferd. C. Meyer, Jr.	24,995	63,333	88,328	*
Douglas R. Nichols	2,000	90,833	92,833	*
William G. Pagonis	2,939	63,333	66,272	*
Richard Rampell	1,000	123,333	124,333	*
John M. Sullivan	2,500	53,333	55,833	*
Charles Swinburn	1,000	73,333	74,333	*
Gary M. Spiegel(6)	12,750	233,333	246,083	*
Scott G. Williams	2,550	20,000	22,550	*
Michael J. Howe	2,000	26,667	28,667	*
Marinus van Onselen	500	136,667	137,167	*
Bennett Marks(7)	0	0	0	*
All directors and executive officers as a group (20 persons)	278,404	3,089,066	3,367,470	9.65%

*	Less than 1%

(1)	Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487.

(2)	Based on Amendment No. 2 to Schedule 13G filed on February 11, 2003. Lockheed Martin Investment Management Company is the named fiduciary and investment adviser of Lockheed Martin Corporation Master Retirement Trust. Lockheed Martin Investment Management Company has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by the filing person in an amount exceeding 5%.

(3)	Based on Schedule 13G filed on February 13, 2003. Barclays Global Investors, NA is a bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c). Consists of (i) 1,923,793 shares of common stock beneficially owned by Barclays Global Investors, NA and (ii) 184,482 shares of common stock beneficially owned by Barclays Global Fund Advisors.

(4)	Based on Amendment to Schedule 13G filed on February 11, 2003. Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.

(5)	Includes 2,068 shares of common stock purchased through the 1995 Employee Stock Purchase Plan.

(6)	Does not include 300 shares of common stock that are beneficially owned by Mr. Spiegel’s wife.

(7)	No longer an employee of RailAmerica, Inc. as of December 31, 2002.

PROPOSAL 1.

ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS

      Our Certificate of Incorporation provides that we must divide our Board of Directors into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III and provides that the exact number of directors comprising our Board of Directors shall be determined from time to time by resolution adopted by the Board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The current term of the Class II directors terminates on the date of the annual meeting. The current term of the Class III directors terminates on the date of our 2004 annual meeting of stockholders, and the current term of the Class I directors terminates on the date of our 2005 annual meeting of stockholders.

      Messrs. John H. Marino, William G. Pagonis and John M. Sullivan currently serve as Class II directors. Messrs. Pagonis and Sullivan will stand for re-election at the annual meeting. Mr. John H. Marino has decided not to stand for re-election. Our Board of Directors by resolution has set the number of directors at the time of the election of directors at the annual meeting to eight (8). At that time our Board of Directors will consist of three Class I directors, two Class II directors and three Class III directors. Messrs. Gary O. Marino, Richard Rampell and Douglas R. Nichols currently serve as Class III directors. Messrs. Donald D. Redfearn, Charles Swinburn and Ferd. C. Meyer, Jr. currently serve as Class I directors. If elected at the annual meeting, Messrs. Pagonis and Sullivan will serve until our 2006 annual meeting of stockholders or until their successors are duly elected and qualified.

      Messrs. Pagonis and Sullivan have consented to serve on our Board of Directors and the Board of Directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Nominees for Class II Directors

      William G. Pagonis – 62. Mr. Pagonis was appointed as our Vice Chairman on April 3, 2003, and became one of our directors in February 2000 at the time of our acquisition of RailTex. He served as a director of RailTex from February 1999 until our acquisition of RailTex. Since November 1993, Mr. Pagonis has been

Senior Vice President and Head of Supply Chain for Sears, Roebuck and Company, and the President of Sears Logistics Services, Inc., where he is responsible for all of Sears’ supply chain functions, including vendor relations, transportation, distribution, international logistics, home delivery services, inventory and the integration of logistics information services. Prior to joining Sears, Mr. Pagonis served in the U.S. Army for 29 years, retiring with the three-star rank of Lieutenant General.

      John M. Sullivan – 78. Mr. Sullivan has served as a director of ours since January 1993. From 1977 until 1981, he served, upon appointment by President Carter, as Administrator of the Federal Railroad Administration. Mr. Sullivan earned his B.S. degree in Engineering from the United States Naval Academy and, upon graduation in 1946, served with the US Navy for three years aboard the USS Providence, a light cruiser, and he served three and one-half years as a carrier pilot operating off the aircraft carrier USS Midway. He resigned from the Navy in 1954 and went into industrial sales in the middle Atlantic states. In 1969 he purchased Haug Die Casting, Inc., a New Jersey-based manufacturing corporation. This company was sold in 1999. Mr. Sullivan maintains a relationship with John M. Sullivan Co., an industrial sales agency run by his son.

Continuing Class III Directors

      Gary O. Marino – 58. Chairman, President and Chief Executive Officer. Mr. Marino has served as RailAmerica’s Chairman of the Board of Directors since RailAmerica’s formation in 1992, as Chief Executive Officer since 1994 and as President since 1996. Mr. Marino previously served as Chairman of the Board and Treasurer of our first rail acquisition, The Huron & Eastern Railway Company, which he co-founded in 1986. In 1992, he arranged our initial public offering, and joined us on a full time basis in 1993. From 1984 until 1993, Mr. Marino served as Chairman, President and Chief Executive Officer of Boca Raton Capital Corporation, a publicly owned venture capital investment company. Prior to that he spent more than 15 years in commercial banking in New York as a senior Loan Officer and was also President and Chief Executive Officer of two small business investment companies (SBIC’s), as well as President of a Florida-based commercial bank. Mr. Marino, a native of Goshen, New York, received his B.A. degree from Colgate University in 1966 and his M.B.A. from Fordham University in 1973. From 1966 to 1969, he served as an officer of the United States Army Ordnance Corps. Mr. Marino is the brother of John H. Marino.

      Richard Rampell – 50. Mr. Rampell has served as a director of ours since July 1995. A certified public accountant, he is currently the Chief Executive of Rampell & Rampell, P.A., Certified Public Accountants, of Palm Beach, Florida. He is a past President of the Palm Beach Tax Institute and a past President of the Florida Institute of CPA’s, East Coast Chapter. Mr. Rampell graduated with honors from Princeton University with an A.B. degree and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Rampell has been writing a weekly column on accounting for the Wall Street Journal Online.

      Douglas R. Nichols – 50. Mr. Nichols has served as a director of ours since July 1996. He received his license in Pennsylvania as a certified public accountant in 1980; however, currently his license is inactive. Mr. Nichols is the founder, President and principal stockholder of First London Securities Corporation, a securities broker-dealer specializing in equity trading and investment banking. From 1989 to 1991, he was a Vice President with the Dallas, Texas office of Smith Barney and from 1986 to 1989 was a broker with the Dallas branch of Shearson Lehman Brothers. He has been a board member of Armanino Foods of Distinction, Inc., a NASDAQ company, since June 2001 and a director of the Dallas-based, McKinney Avenue Transit Authority since January 2003. Mr. Nichols is currently a member of the National Railway Historical Society. Mr. Nichols received a B.A. degree from Allegheny College in 1974.

Continuing Class I Directors

      Donald D. Redfearn – 50. Executive Vice President, Chief Administrative Officer and Secretary. Mr. Redfearn has served as our Chief Administrative Officer since January 2000, has served as our Executive Vice President and Secretary since December 1994 and has served as an officer and director of ours since our formation in April 1992. He joined us on a full-time basis in January 1996. From September 1993 until September 1995, Mr. Redfearn served as President of Jenex Financial Services, Inc., a financial consulting firm. From 1984 until September 1993, Mr. Redfearn served in various capacities at Boca Raton Capital Corporation, including Senior Vice President, Assistant Secretary and Treasurer. He also served as a Vice President of Huron Transportation until its merger with RailAmerica Services Corporation. Prior to that he spent more than 9 years in commercial lending in various capacities, including Vice President and Senior Commercial Lending Officer, for two Florida-based commercial banks. Mr. Redfearn received his B.A. degree in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University.

      Charles Swinburn – 61. Mr. Swinburn has served as a director of ours since February 1995. Since 1993, Mr. Swinburn has been a practicing attorney in the Washington, D.C. office of Morgan, Lewis & Bockius, where he specializes in environmental litigation. From 1990 through 1993, he served as a consultant to private industry and the government. Prior to that time, he served as Vice President of Rollins Environmental Services, Inc. Mr. Swinburn has served in various capacities at the U.S. Department of Transportation, most recently as Deputy Assistant Secretary for Policy and International Affairs. He received his B.A. degree from Princeton University in 1963, his M.B.A. from Harvard Business School in 1971 and his J.D. from the University of Pennsylvania in 1993.

      Ferd. C. Meyer, Jr. – 63. Mr. Meyer became one of our directors in February 2000 at the time of our acquisition of RailTex, Inc. He served as a director of RailTex from 1977 until our acquisition of RailTex. Mr. Meyer currently serves as Of Counsel to the law firm Salans, Hertzfeld, Heilbronn, Christy & Viener. He serves as Vice Chair of the Electricity Committee and the Railroad Committee of the Section of Public Utility, Communications and Transportation Law of the American Bar Association. While in private practice, he was Division Attorney for the San Antonio Division of the Southern Pacific Railroad from 1969 to 1986. From January 1998 to his time of retirement in July 2000, he was Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1988 to January 1998, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation. He received his B.B.A. degree in finance and accounting from the University of Texas in 1961 and his L.L.B. from the University of Texas in 1964.

Director Not Standing for Re-election

      John H. Marino – 63. Mr. Marino currently serves as Vice Chairman Emeritus of our Board of Directors and Assistant Secretary. He previously served as Vice Chairman of the Board of Directors since July 1996 and has been one of our directors since our formation in April 1992. Mr. Marino currently serves as President of Transportation Management Services, Inc., a position he has held since 1983. From April 1992 until July 1996, he served as our President and Chief Operating Officer. Mr. Marino co-founded Huron & Eastern Railway Company, Inc., a subsidiary of ours, and from 1986 until April 1996, served as its President and one of its directors. Mr. Marino also served as the President of Huron Transportation Group from its formation in January 1987 until its merger with RailAmerica Services Corporation in December 1993. He has served as President and Chief Executive Officer of several short line railroads, as an officer of the Reading Railroad and with the United States Railway Association, Washington, D.C. Mr. Marino received his B.S. degree in civil engineering from Princeton University in 1961 and his M.S. degree in transportation engineering from Purdue University in 1963. From 1963 to 1968, he served as an officer with the United States Army Corps of Engineers. Mr. Marino is the brother of Gary O. Marino.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND

COMMITTEES OF THE BOARD OF DIRECTORS

How Often Did The Board Of Directors Meet In 2002?

      The Board of Directors held a total of 6 meetings in 2002 and took a number of actions by unanimous written consent. Each director attended more than 80% of the total number of meetings of the board and committees on which he served.

What Committees Has The Board Established?

      The Board of Directors has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Executive Committee and Government Affairs Committee. Messrs. Rampell, Nichols and Sullivan are the current members of our Audit Committee. Mr. Rampell is the Chairman of the Audit Committee. Our Board of Directors has made the determination that the members of our Audit Committee are independent under current NYSE rules. This committee held 7 meetings during 2002. The duties and responsibilities of the Audit Committee include: (i) selecting our auditors and any termination and replacement of our auditors, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls, and (iv) having general responsibility for all audit related matters. A written charter approved by our Board of Directors governs the Audit Committee. The Audit Committee operates under a formal charter that governs its duties and conduct. This charter was revised and adopted by our Board during January 2003 to incorporate additional concepts proposed in NYSE proposed rules and applicable SEC rules and regulations. A copy of this revised charter is attached to this proxy statement as Appendix A.

      Messrs. Meyer, Pagonis and Swinburn are the current members of our Compensation Committee. Mr. Meyer is the Chairman of the Compensation Committee. This committee held 2 meetings during 2002. The Compensation Committee reviews and approves the compensation of our executive officers and administers each of our compensation and stock plans.

      Messrs. Pagonis, Nichols and Meyer are the current members of our Corporate Governance and Nominating Committee. Mr. Pagonis is the Chairman of the Corporate Governance and Nominating Committee that was formed in July 2002. No meetings were held during the balance of 2002. The Corporate Governance and Nominating Committee provides assistance to the Board of Directors in developing, recommending and evaluating a set of corporate governance principles and policies applicable to RailAmerica; identifying, reviewing and evaluating qualified candidates to serve as directors; serving as a focal point for communication between such candidates, non-committee directors and management; recommending such candidates to the Board of Directors to nominate for election to the Board and overseeing the evaluation of the Board of Directors and management. The Corporate Governance and Nominating Committee will consider nominees recommended by a stockholder of ours if the stockholder submits the nomination in compliance with the advance notice, informational and other requirements described in our bylaws and applicable securities laws. Stockholders who wish to recommend nominees should submit their recommendations in writing to our Corporate Secretary at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487.

      In addition to the committees described above, our board has established an Executive Committee, consisting of Messrs. Gary O. Marino, its Chairman, Donald D. Redfearn and Richard Rampell, which held 4 meetings during 2002, and a Government Affairs Committee, consisting of Messrs. John Sullivan, its Chairman, John Marino, and Charles Swinburn, which held 1 meeting during 2002. The Executive Committee may exercise all the authority of the full board and take any action that could be taken by the board except those powers and duties that may not be delegated. The Government Affairs Committee recommends corporate policy and positions on federal and state legislative initiatives affecting the freight transportation industry, coordinates lobbying efforts with various regional and national industry and trade associations and agencies and establishes guidelines for use of government affairs outside consultants.

      Each of our committees is governed by a charter. These charters and additional corporate governance material are available on our website at www.railamerica.com under the Corporate Governance heading of the Investor Relations section.

How Are Directors Compensated?

      Each of our non-employee directors receives a director’s fee of $36,000 a year, as well as $1,000 per board meeting. For committee meetings, each member receives $1,000 per meeting, with the chairman receiving $1,500 per meeting. All directors are reimbursed for reasonable out-of-pocket expenses associated with travel to meetings of our Board of Directors or committees of our Board of Directors. Directors who are also employees of ours do not receive additional compensation for their services as directors.

      As more fully described on pages 14 - 16, non-employee directors are eligible to receive options under our 1995 Non-Employee Director Stock Option Plan and our 1998 Executive Incentive Compensation Plan. The directors’ plan provides for an automatic grant of an option to purchase 50,000 shares of our common stock upon a person’s initial election as a non-employee director of ours. Grants under our 1998 Executive Incentive Compensation Plan are discretionary. Historically, each non-employee director has received 5,000 options in June of each year.

MANAGEMENT

      Our executive officers are as follows:

Name	Age	Position

Gary O. Marino	58	Chairman of the Board, Chief Executive Officer and President
Donald D. Redfearn	50	Executive Vice President, Chief Administrative Officer, Secretary and Director
Gary M. Spiegel	52	Executive Vice President and Chief Operating Officer — North American Rail Group
Michael J. Howe	55	Senior Vice President and Chief Financial Officer
Peter F. Turrell	60	Senior Vice President — International Rail Group
Scott G. Williams	49	Senior Vice President and General Counsel
Marinus van Onselen	54	Chief Executive Officer — Freight Australia

      The business experience of each of Messrs. Gary O. Marino and Donald D. Redfearn appears under the caption “Proposal 1 — Election of Directors; Nominees and Continuing Directors” above.

      Gary M. Spiegel – Executive Vice President and Chief Operating Officer — North American Rail Group. Mr. Spiegel has served as our Executive Vice President and Chief Operating Officer — North American Rail Group since he joined us in August 2000. Prior to joining us, Mr. Spiegel was Senior Vice President — Operations at CSX Transportation, a Class I carrier. Prior to joining CSX in 1998, Mr. Spiegel was employed by Conrail, a Class I carrier, and its predecessor railroads for 28 years in various capacities, the most recent of which as Vice President — Service Delivery. Mr. Spiegel is a graduate of the Advanced Management Program at Penn State University, the Executive Program at Hillsdale College, and the Financial Management Program at the Wharton School of Business.

      Michael J. Howe – Senior Vice President and Chief Financial Officer. Mr. Howe joined RailAmerica in May 2000 with over 30 years of experience in finance, operations and systems management, including 14 years in the transportation industry. From February 1997 to December 1999, Mr. Howe was Vice President and Chief Financial Officer at SurfAir, Inc., an international transportation services company. Prior to SurfAir, Inc. he was Director, Finance at Circle International, Inc. with responsibility for all treasury, financial reporting, and investor relations functions. He also served 7 years with CSX Corporation in various senior management positions, including Chief Financial Officer at CSX Logistics Information Services. Earlier in his career, he spent several years with the international accounting firm of Deloitte & Touche in both the tax and audit areas. Mr. Howe, a certified public accountant, received both his M.B.A. and B.B.A. degrees in Accounting from the University of North Florida in Jacksonville, Florida.

      Peter F. Turrell – Senior Vice President — International Rail Group. Mr. Turrell, who joined RailAmerica in March 1999 as General Manager — Operations for Freight Australia, became our Senior Vice President — International Rail Group in December 2002. He has over 30 years of railroad experience. While at Freight Australia, a subsidiary of ours, he was responsible for freight operations and management of Freight Australia’s 3,150-mile railroad. From December 1995 to March 1999, Mr. Turrell was Vice President at Railroad Development Corporation, an international rail operator. He has also served as Regional Vice President at Amtrak from November 1994 to December 1995, Chief Operating Officer at Nuevo Central Argentino, S.A., a 3,000-mile railroad in Argentina, from July 1992 to October 1994, held various positions at Amtrak from April 1989 to July 1992, and Senior Vice President and General Manager at MidSouth Rail Corporation from December 1987 to January 1989. At the beginning of his career, Mr. Turrell spent 17 years with the Illinois Central Railroad in the operating and engineering departments. A former United States Army Captain, Mr. Turrell received his B.A. degree in Economics from Lafayette College.

      Scott G. Williams – Senior Vice President and General Counsel. Mr. Williams joined RailAmerica in January 2002 as Vice President and General Counsel — Real Estate and became our Senior Vice President and General Counsel in December 2002. Prior to joining RailAmerica, Mr. Williams practiced law for 21 years as a partner with the Florida-based law firm of Shutts & Bowen, LLP. While at Shutts & Bowen, Mr. Williams represented the predecessors to RailAmerica in their early short line acquisitions, including the Huron & Eastern Railway, and represented RailAmerica in a number of asset and stock acquisitions and financings. Mr. Williams received his B.A. degree from Yale University in 1976 and his J.D. from Vanderbilt University in 1980.

      Marinus van Onselen – Chief Executive Officer — Freight Australia. Mr. van Onselen has served as Chief Executive Officer and a director of Freight Australia since May 1999. Prior to joining Freight Australia, from 1996 to 1998, Mr. van Onselen was the General Manager of Boxcar, a private rail freight forwarding company. Mr. van Onselen was employed by V/Line Freight Corporation from 1985 to 1996, the last four and a half years of which as its Managing Director. Freight Australia acquired the business of V/Line Freight in April 1999. He has also been a past member of the boards of Tradegate Australia, the Victorian Grain Elevators Board, the PTC’s Workshop Board, the PTC’s Corporate Management Group, and he has served on the Victorian Road Freight Advisory Council, as well as a number of other transport-related committees and groups.

Election of Executive Officers

      Our officers are elected annually and serve at the discretion of our Board of Directors.

Have We Complied With Section 16(a) of the Securities Exchange Act Of 1934?

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required to furnish us with copies of all reports they file.

      To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2002 with the reporting requirements of Section 16(a) of the Exchange Act except as follows:

      Mr. Thomas Schlosser filed a Form 3 in April 2002 to disclose his becoming a senior vice president in January 2002.

      Mr. John Marino filed a Form 4 on September 19, 2002 to disclose a purchase of 100 shares of common stock on September 11, 2002, a sale of 4,000 shares of common stock on September 13, 2002 and a sale of 9,000 shares of common stock on September 18, 2002. Mr. John Marino filed a Form 4 on October 1, 2002 to disclose a sale of 6,200 shares of common stock on September 26, 2002 and a sale of 4,200 shares of common stock on September 27, 2002. Mr. John Marino filed a Form 4 on December 18, 2002 to disclose sales of 3,800 and 1,500 shares of common stock, respectively, on December 13, 2002.

      Mr. Bennett Marks filed a Form 4 on January 2, 2003 to disclose an option exercised and the sale of the underlying 35,000 shares of common stock on December 4 and December 5, 2002, as well as to disclose the sale of 2,000 shares of common stock on December 3, 2003.

EXECUTIVE COMPENSATION

      The following table sets forth, for the years ended December 31, 2002, 2001 and 2000, the aggregate compensation awarded to, earned by or paid to (i) Gary O. Marino, our Chairman of the Board, Chief Executive Officer and President, (ii) Donald D. Redfearn, our Executive Vice President, Chief Administrative Officer, Secretary and Director, (iii) Gary M. Spiegel, our Executive Vice President and Chief Operating Officer — North American Rail Group, (iv) Marinus van Onselen, the Chief Executive Officer of Freight Australia, our Australian subsidiary, (v) Scott G. Williams, our Senior Vice President and General Counsel, (vi) Michael J. Howe, our Senior Vice President and Chief Financial Officer, and (vii) Bennett Marks, our former Executive Vice President and Chief Financial Officer. We refer to these executive officers as our named executive officers. We did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during these years.

Summary Compensation Table

		Annual Compensation						Compensation Awards

						Other Annual		Securities		All Other
						Compensation		Underlying		Compensation
Name and Principal Position	Year	Salary		Bonus($)(1)		(2)		Options (#)		($)

Gary O. Marino	2002	$750,000		$254,125		$65,595	(6)	350,000	(8)	—
Chairman of the Board, Chief	2001	802,917	(3)	586,176	(4)	2,833,680	(7)	350,000	(9)	—
Executive Officer & President	2000	550,000		692,600	(5)	—		50,000	(10)	—
Donald D. Redfearn	2002	$375,000		$85,375		$46,931	(6)	150,000	(8)	—
Executive Vice President,	2001	325,000		151,313		925,766	(7)	150,000	(9)	—
Chief Administrative Officer, Secretary	2000	250,000		250,100		—		53,333	(11)	—
& Director
Gary M. Spiegel	2002	$375,000		$160,375		$45,979	(6)	150,000	(8)	—
Executive Vice President & Chief	2001	325,000		183,813		—		100,000	(13)	—
Operating Officer — North American	2000	95,985		94,945		54,106	(12)	50,000	(14)	—
Rail Group
Marinus van Onselen	2002	$220,597		$—	(15)	$—		100,000	(8)	—
Chief Executive Officer —	2001	200,000		$191,000		—		30,000	(9)	—
Freight Australia	2000	175,000		64,166		—		15,000	(16)	—
Scott G. Williams	2002	$181,715		$31,292		$202		30,000	(17)	—
Senior Vice President &	2001	—		—		—		—		—
General Counsel	2000	—		—		—		—		—
Michael J. Howe	2002	$170,000		$23,950		$604		10,000	(8)	—
Senior Vice President &	2001	150,000		42,625		—		10,000	(9)	—
Chief Financial Officer	2000	135,000		43,602		—		20,000	(16)	—
Bennett Marks	2002	$275,000		$—		$12,462	(6)	100,000	(8)	$45,375	(18)
Former Executive Vice President &	2001	220,000		82,400		123,505	(7)	30,000	(9)	—
Chief Financial Officer	2000	97,820		81,000		—				—

(1)	Bonus attributable to any particular year is paid in the following year, and granted at the Board’s discretion.
(2)	The aggregate amount of perquisites and other personal benefits provided to each named executive officer is less than 10% of the total amount of salary and bonus of the officer.
(3)	Includes $152,917 that related to a deferred compensation plan that was paid directly to the executive officer.
(4)	Includes 10,000 shares of our common stock granted on January 25, 2001.
(5)	Includes forgiveness of $32,500 under a promissory note owed to us.
(6)	Represents, among other things, an executive expenditures allowance of $35,000 for Mr. Marino, $25,000 for Mr. Redfearn, $25,000 for Mr. Spiegel and $11,000 for Mr. Marks, in each case grossed-up for taxes.
(7)	Represents gains on exercise of stock options and subsequent sales of the common stock.
(8)	Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $10.20 per share.

(9)	Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $12.01 per share.

(10)	Represents options for the purchase of 50,000 shares of our common stock at an exercise price of $8.75 per share.
(11)	Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $8.75 per share and for the purchase of 33,333 shares of our common stock at an exercise price of $6.50 per share granted under our 1998 Executive Incentive Compensation Plan.
(12)	Consists of moving costs reimbursed to Mr. Spiegel when he began his employment with us.
(13)	Represents options for the purchase of 50,000 shares of our common stock at an exercise price of $12.01 per share and for the purchase of 50,000 shares of our common stock at an exercise price of $11.40 per share granted under our 1998 Executive Incentive Compensation Plan.
(14)	Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $6.25 per share.
(15)	Any additional amounts that may be paid have not yet been determined.
(16)	Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $6.50 per share.
(17)	Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $14.16 per share and for the purchase of 10,000 shares of our common stock at an exercise price of $10.20 per share granted under our 1998 Executive Incentive Compensation Plan.
(18)	Represents pro-rated amounts paid out under the terms of a Separation Agreement and General Release.

Employment Agreements

      We entered into employment agreements with Messrs. Gary O. Marino, Donald D. Redfearn and Gary M. Spiegel effective January 1, 2002. Mr. Marino serves as our Chairman, Chief Executive Officer and President and currently receives a base salary of $780,000 per year. Mr. Redfearn serves as our Executive Vice President, Chief Administrative Officer and Secretary and currently receives a base salary of $390,000 per year. Mr. Spiegel serves as our Executive Vice President and Chief Operating Officer — North American Rail Group and currently receives a base salary of $375,000 per year. The base salary of each of them is subject to increase in the discretion of the Compensation Committee of our Board of Directors, while Mr. Marino’s base salary is also subject to increases in accordance with the Consumer Price Index. Messrs. Marino, Redfearn and Spiegel are eligible to receive bonuses in accordance with our management incentive plan, and Mr. Marino is also eligible for any additional bonuses as determined by the Compensation Committee of our Board of Directors. Under the agreements, Messrs. Marino, Redfearn and Spiegel are entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) medical and dental insurance for the executive and his family with payments by RailAmerica up to $15,000 per year for Mr. Marino and $10,000 per year for Messrs. Redfearn and Spiegel, (2) long-term disability insurance with payments by RailAmerica up to $20,000 per year for Mr. Marino and $10,000 for Messrs. Redfearn and Spiegel, (3) $3 million of term life insurance with beneficiaries to be designated by the executive with a premium not to exceed $20,000 per year for Mr. Marino and $1 million of term life insurance for Messrs. Redfearn and Spiegel and (4) an annual allowance of $35,000 for Mr. Marino and $25,000 for Messrs. Redfearn and Spiegel in each case grossed-up for taxes. Mr. Marino’s agreement has an initial term expiring on December 31, 2004 and is subject to automatic one-year renewal terms, unless Mr. Marino notifies us or we notify Mr. Marino of non-renewal 365 days prior to the expiration of the then current term. Our agreements with Messrs. Redfearn and Spiegel have initial terms expiring on December 31, 2003 and are subject to automatic one-year renewal terms, unless the executive notifies us or we notify the executive of non-renewal 365 days prior to the expiration of the then current term. Each of the agreements also contains non-competition provisions applicable to the executive should he resign from his position with us or we terminate him with cause.

      Each of the employment agreements may be terminated by our Board of Directors for cause (as defined in the applicable agreement), upon death or disability or without cause. If the agreement is terminated for death or disability, we shall pay the executive or his legal representative his accrued base salary and bonus payments through the date of termination and continue medical and dental insurance coverage for the executive and his family for 18 months. If the termination is for disability, we will continue to pay the executive’s base salary until he begins to receive payments from the long-term disability policy. If we terminate the executive without cause or he terminates his employment for good reason (as defined in the applicable agreement), he shall receive the following benefits: (1) earned but unpaid base salary and bonus accrued through the date of termination, (2) base salary and benefits for 24 months for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel, (3) a prorated portion of individual performance awards under our long-term incentive plan as if he had continued employment through the later of the term or 24 months after the termination for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel; (4) a prorated portion of benefits payable to him under the management incentive plan as if he had continued employment through the later of the term or 24 months after the termination for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel, and (5) any outstanding stock options shall become immediately vested. Each of Messrs. Marino, Redfearn and Spiegel is also entitled to the above severance payments if his employment is not renewed by the company without cause or by him for good reason, except in the case of Mr. Marino all 24-month periods in the above sentence become six-month periods.

      On April 4, 2001, Marinus van Onselen entered into an employment agreement with Freight Australia, our Australian subsidiary, which provides that he serve as Freight Australia’s Chief Executive Officer. Under Mr. van Onselen’s agreement, he receives a base salary of A$375,000 (US$230,925 if calculated with the exchange rate effective as of the record date) per year. Mr. van Onselen’s base salary is subject to increases in accordance with the Consumer Price Index applicable to the Melbourne region, as well as additional increases in the discretion of the board of directors of Freight Australia. Mr. van Onselen also receives bonus compensation in an amount equal to 1% of the pre-tax profit earned by Freight Australia, payable 30 days after completion of each audited year-end financial statement.

      Mr. van Onselen’s agreement has an initial term expiring on December 30, 2004 and is subject to automatic two-year renewal terms, unless Mr. van Onselen notifies us or we notify Mr. van Onselen of non-renewal no later than the second year of the then current extended period. In the event a change in control occurs and, as a result, (a) Mr. van Onselen’s employment with us is terminated for reasons other than serious misconduct or (b) Mr. van Onselen terminates his employment due to a material reduction in his compensation or employee-related benefits or a change in his status as the Chief Executive Officer of Freight Australia, Mr. van Onselen is entitled to receive on the date of termination a lump sum equal to 200% of his total compensation for the 12 month period prior to the date of termination.

      We have also entered into change-in-control severance agreements with Messrs. Marino, Redfearn, Spiegel and Howe. These severance agreements are in addition to the above-described employment agreements. Each severance agreement generally provides that in the event of a change-in-control of our company, we will continue to employ the officer under the severance agreement for a period of three years following the change-in-control or, if earlier, until the first day of the month after the officer reaches age 65. During this three-year employment period, the officer will:

(a) receive a monthly salary at least equal to the highest monthly salary paid to the officer during the twelve months preceding the change-in-control;

(b) receive, on an annual basis, a cash bonus at least equal to the average annual bonus paid to the officer in the three fiscal years immediately preceding the change-in-control or, if greater, the bonus that would have been paid to the officer for the fiscal year in which the change-in-control occurs based upon the same formula, terms and conditions for the bonuses for the immediately preceding fiscal year;

(c) continue to be eligible to participate in our welfare benefit plans, incentive, savings and retirement plans and other fringe benefit plans, on at least as favorable terms as those in place before the change-in-control; and

(d) receive reimbursement for reasonable business expenses.

      The severance agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the three-year employment period. If we terminate the officer’s employment without cause or the officer terminates his employment for good reason, including the case in which he terminates his employment for any reason during the 30-day period immediately following the first anniversary of the effective date of the change-in-control, the officer will receive, as a lump sum payment:

(a) any accrued but unpaid base salary and bonus through the date of termination;

(b) a pro rata portion of the bonus otherwise payable to the officer for the fiscal year in which the termination occurs;

(c) an amount equal to a specified multiple of the sum of the officer’s base salary and bonus;

(d) an amount equal to the value of the portion of the officer’s benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under these plans by reason of the termination;

(e) a continuation of the health, dental, disability and life insurance benefits for the officer and his family for the remainder of the three-year employment period; and

(f) an amount equal to the value of unused vacation days that have accumulated during the calendar year in which the termination occurs.

      The multiple referred to in (c) above is 3x for Mr. Marino and Mr. Redfearn, and 2x for Mr. Spiegel and Mr. Howe.

      If we terminate the officer’s employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts that have accrued but have not yet been paid to the officer. Each severance agreement requires us to reimburse the officer, on a fully grossed-up basis, for any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

      For purposes of these severance agreements, the term change-in-control generally means any of the following:

(a) any person, entity or group acquires ownership of 33 1/3% percent or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities,

(b) the individuals who as of the date of the severance agreement constitute our Board of Directors, and/or future directors approved by the incumbent board, cease for any reason to constitute at least a majority of our Board of Directors, or

(c) our stockholders approve:

(1) a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 66 2/3% of the combined voting power of the resulting company,

(2) our liquidation or dissolution, or

(3) the sale of all or substantially all of our assets.

Stock Option and Bonus Plans

      1995 Stock Incentive Plan. Effective January 1, 1995, we adopted the 1995 Stock Incentive Plan under which our key personnel are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock units, and awards consisting of combinations of these incentives. We have reserved 1,000,000 shares of our common stock for the grant of options under the 1995 Stock Incentive Plan. The 1995 Stock Incentive Plan has been superseded by our 1998 Executive Incentive Compensation Plan described below. As of the record date, options to purchase an aggregate of 27,700 shares of our common stock were outstanding under the 1995 Stock Incentive Plan.

      1995 Non-Employee Director Stock Option Plan. Effective January 1, 1995, our Board of Directors adopted the 1995 Non-Employee Director Stock Option Plan, as amended and restated effective April 8, 1999 and further amended on June 22, 2000, under which 750,000 shares of our common stock have been reserved for issuance. Under the directors’ plan, our directors who are not also employees of ours are granted options to purchase our common stock upon election to our Board of Directors. The directors’ plan is administered by the Compensation Committee, the members of which are also participants in the directors’ plan. Subject to the provisions of the directors’ plan, the Compensation Committee has sole discretionary authority to construe, interpret and apply the terms of the directors’ plan, to determine all questions under the directors’ plan, and to adopt and amend any rules and regulations for the administration of the directors’ plan as it may deem desirable.

      Under the terms of the directors’ plan, each non-employee director is granted an option to purchase 50,000 shares of our common stock on the date that person is first elected to become a director of ours. The term of the directors’ plan is ten years from the effective date, after which no further options will be granted under it. Options granted under the directors’ plan expire ten years from the date of grant. The exercise price per share of each option granted under the directors’ plan will be the fair market value of our common stock on the date prior to the date the option is granted. Options granted under the directors’ plan vest over a period of three years at the rate of one-third on the date of grant and then one-third annually on each of the two consecutive anniversaries of the date of grant, provided the non-employee director to whom the options are granted continues to serve as a director on each of these vesting dates. As of the record date, options to purchase an aggregate of 512,499 shares of our common stock were outstanding under the directors’ plan.

      1995 Employee Stock Purchase Plan. Our Board of Directors has adopted, effective January 1, 1995, the 1995 Employee Stock Purchase Plan, under which 250,000 shares of our common stock are reserved for issuance. During the first quarter of 1996, we implemented the stock purchase plan. The stock purchase plan, which is designed to qualify under Section 423 of the Internal Revenue Code, is designed to encourage stock ownership by our employees. All of our employees other than members of our Board of Directors and owners of 5% or more of our common stock are eligible to participate in the stock purchase plan, with some exceptions, if they are employed by us for at least 20 hours per week and more than five months per year. No employee is eligible to participate who, after the grant of options under the stock purchase plan, owns (including all shares which may be purchased under any outstanding option) 5% or more of our common stock.

      Effective, June 22, 2000, the first amendment to the 1995 RailAmerica Stock Purchase Plan was ratified. This amendment changed the annual enrollment date and once a year offering period to semi-annual enrollment dates on January 1 and July 1 allowing for two separate offering periods each year.

      On January 1 and July 1 of each year, the enrollment dates, we will grant to each participant an option to purchase on June 30 and December 31, the exercise dates of that year, at a purchase price determined in the manner described below, the number of full shares of our common stock which his or her accumulated payroll deductions on the exercise date will purchase at the purchase price. The purchase price was amended to read as follows:

(i) “Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the lower of (x) the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Enrollment Date on which the employee elects to become a participant within the offering period, and (y) the Fair Market Value of a share of Common Stock on the Exercise date.”

      The Plan Administrator for the Employee Stock Purchase Plan will provide all participants, on a quarterly basis, with a statement reflecting the balance of shares purchased and any activity on the employee’s account.

      1998 Executive Incentive Compensation Plan. In April 1998, our Board of Directors adopted our 1998 Executive Incentive Compensation Plan, which was approved by our stockholders in June 1998 and later amended on June 22, 2000. The terms of the 1998 incentive plan provide for grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The 1998 incentive plan supersedes our 1995 Stock Incentive Plan. The effective date of the 1998 incentive plan was April 16, 1998. As of the record date, options to purchase an aggregate of 4,351,693 shares of our common stock were outstanding under the 1998 incentive plan.

      Although some types of awards authorized under the 1998 incentive plan are similar to those under the preexisting plan, our Board of Directors determined to adopt an entirely new plan in order to respond to a number of changes and proposed changes relating to Rule 16b-3 under the Securities Exchange Act of 1934 and regulations under Section 162(m) of the Internal Revenue Code of 1986, to broaden the types of performance goals that may be set and the types of awards that may be granted by the Compensation Committee of our Board of Directors and otherwise to add flexibility to annual incentive awards and other performance-based awards intended to qualify for corporate tax deductions under Section 162(m), to increase the number of shares of our common stock that may be subject to awards, and to otherwise adopt provisions intended to enable the Compensation Committee to better promote the goals of our compensation policies and programs, as discussed above.

      Shares Available for Awards; Annual Per-Person Limitations. Under the 1998 incentive plan, as amended, the maximum number of shares of our common stock that may be subject to the granting of awards under the 1998 incentive plan at any time during the term of the 1998 incentive plan is equal to the sum of (i) 15% of the number of shares of our common stock that were outstanding as of April 15, 2000, plus (ii) 15% of the number of shares of our common stock issued after April 15, 2000 (including any shares issued as a result of conversions of our preferred stock and/or debt obligations into shares of our common stock), plus (iii) the number of shares of our common stock that are surrendered in payment of any awards or any tax withholding with regard to the awards, minus (iv) the number of shares that then are subject to outstanding awards under the preexisting plan. As of the record date, this maximum number equaled 4,890,721 shares.

      In addition, the 1998 incentive plan imposes individual limitations on the amount of some awards in part to comply with section 162(m) of the tax code. Under these limitations, during any fiscal year the number of options, SARs, restricted shares of our common stock, deferred shares of our common stock, shares as a bonus or in lieu of other obligations of ours, and other stock-based awards granted to any one participant may not exceed 4% of the number of shares of our common stock issued and outstanding as of April 15, 2000, or 791,952 shares. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $2,000,000. The 1998 incentive plan currently limits the number of shares that may be issued pursuant to incentive stock options to 930,000 shares.

      The Compensation Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards, including adjustments to exercise prices of options and other affected terms of awards, in the event that a dividend or other distribution, whether in cash, shares of our common stock or other property, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

      Eligibility. Our officers, directors, employees and independent contractors and the officers, directors, employees and independent contractors of our subsidiaries are eligible to receive awards under the 1998 incentive plan. Independent contractors are not eligible to receive any awards other than stock options. An employee on leave of absence may be considered as still in our employ for purposes of eligibility for participation in the 1998 incentive plan.

      Management Incentive Plan. In accordance with the terms and conditions of the 1998 Executive Incentive Compensation Plan governing annual incentive awards, the Compensation Committee adopted a Management Incentive Plan program, effective January 1, 1998. Under this program, the Compensation Committee annually approves performance measures, objectives, award levels and funding of the program. Our executives, managers and corporate staff who have direct influence on business performance and results, and who are not participants in a subsidiary plan or program, are eligible to participate. Plan measures include, without limitation, earnings per share, EBITDA, return on investment and acquisitions. Payment of awards is based on the actual achievement of the specific goals set by the Compensation Committee.

      Long Term Incentive Program. In accordance with the terms and conditions of the 1998 Executive Incentive Compensation Plan governing performance awards, on January 25, 2001, the Compensation Committee of our Board of Directors implemented the 2001 Long Term Incentive Program, or LTIP. The purpose of the LTIP is to provide management the opportunity to increase their equity ownership in our company and to provide an additional incentive to reward and retain qualified competent persons, upon whose efforts and judgment our success is largely dependent, by providing an opportunity for them to receive additional compensation depending upon the attainment of key business objectives over a three-year period. The LTIP became effective on January 1, 2001. The LTIP is administered by the Compensation Committee. The LTIP is governed by the terms, conditions and provisions of the 1998 incentive plan, as well as the following additional material terms and conditions.

      Eligibility. Our key executive employees who are designated by the Compensation Committee are eligible to participate in the plan. Participants will be divided into two tiers: Tier I consists of high level executive officers selected by the Compensation Committee and Tier II will consist of other key executive employees selected by the Compensation Committee. For the performance period ending December 31, 2003, our Compensation Committee has designated Gary O. Marino, Donald D. Redfearn and Gary M. Spiegel as Tier I participants. To date there are no Tier II Participants. In the future the LTIP will require participating executives to maintain a prescribed stock ownership percentage in order to participate.

      Awards. The LTIP provides an opportunity for a participant to receive an award at the end of a three-year performance cycle. As of the first day of each performance cycle, the Compensation Committee will establish (a) an aggregate target amount payable, or aggregate target pool, under the LTIP, and (b) individual target award amounts that each participant may earn, which will be equal to a stated percentage of the participant’s base salary. The individual target amount for Tier I participants will be equal to 100% of base salary paid by our company to the participant as of the first day of the applicable performance period.

      The amount of the award that a participant will be eligible to receive from the aggregate target pool will be determined by a stated formula based upon the compounded growth in our annual earnings per share over the performance cycle. If, at the end of the three-year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his or her individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his or her individual target amount. If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his or her individual target amount.

      After the end of the performance cycle, the Compensation Committee will determine and certify the amount of any awards payable to each participant in the LTIP. Awards earned under the LTIP will be payable to participants 50% in cash and 50% in shares of our common stock.

      RailAmerica, Inc. Executive Deferred Compensation Plan. Effective as of January 1, 2003, our board of directors adopted a non-qualified deferred compensation plan, referred to as the RailAmerica, Inc. Executive Deferred Compensation Plan. The deferred compensation plan was subsequently amended on February 11, 2003.

      The purpose of the deferred compensation plan is to permit certain of our selected key officers (i.e., vice presidents and above) and directors to elect to defer all or a portion of their cash compensation to be received from us until the earlier of (a) the termination of his or her employment with us, or services as a director of ours or (b) a specified date in the future, as indicated in the initial election form executed by the individual officer or director. The officers have the ability to elect to defer up to fifty (50%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, and the directors have the ability to elect to defer up to one hundred percent (100%) of each of their monthly retainer fees and meeting fees for a plan year.

      In addition to the elective deferrals described above, certain selected participants will be eligible to receive a non-discretionary employer contribution, on an annual basis, the individual amounts of which for each selected participant (which is not necessarily the same for each participant) are set forth on Exhibit D to the deferred compensation plan. In order to be eligible to receive all or a portion of this non-discretionary employer contribution for a plan year, however, a selected participant must make elective deferrals for such plan year in an amount not less than three percent (3%) of his or her base salary for that plan year. In order for a selected participant to receive the entire amount of the non-discretionary employer contribution designated on Exhibit D for a plan year, his or her elective deferrals must equal or exceed six percent (6%) of his or her base salary for the plan year.

      The non-discretionary employer contributions made to the deferred compensation plan (if any) are subject to a five (5) year cliff vesting; meaning that after five (5) full years of employment and/or service with us, a participant will be one hundred percent (100%) vested in such contributions. There is no partial vesting prior to a participant completing the 5-year service requirement, except in the event of such participant’s death, the participant’s attainment of age 65, or a “change in control” (as defined in the deferred compensation plan) of our company.

      Plan participants may select from a variety of investment alternatives for purposes of calculating the investment return attributable to their elective deferrals and/or the non-discretionary employer contributions made on their behalf. Under the terms of the deferred compensation plan, we will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant.

      All amounts contributed to the deferred compensation plan, including the participant elective deferrals and the non-discretionary employer contributions, shall be funded into a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event we become bankrupt or insolvent.

      At the appropriate time of distribution (as discussed above), each participant shall receive, at such participant’s election (which must be made at the time of entry into the deferred compensation plan), either a lump sum distribution or installment payments of the vested portion of the contributions (the elective deferrals, the non-discretionary employer contributions (if any) and earnings thereon (if any) made to the deferred compensation plan on his or her behalf. We, or our appointed plan administrator, may, however, approve in-service withdrawals with a penalty or other withdrawals to cover unforeseen financial emergencies.

Option/ SAR Grant Table

      There were no stock appreciation rights granted during 2002. The table below sets forth the following information with respect to options granted to the named executive officers during the year ended December 31, 2002:

•	the number of shares of common stock underlying options granted during the year;

•	the percentage that those options represent of all options granted to employees during the year;

•	the exercise price;

•	the expiration date; and

•	the grant date present value.

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted(#)	Fiscal Year	($/Sh)	Date	Value($)(1)

Gary O. Marino	350,000	19%	$10.20	6/20/12	1,564,500
Donald D. Redfearn	150,000	8%	$10.20	6/20/12	670,500
Gary M. Spiegel	150,000	8%	$10.20	6/20/12	670,500
Bennett Marks(2)	100,000	5%	$10.20	6/20/12	447,000
Marinus van Onselen	100,000	5%	$10.20	6/20/12	447,000
Scott G. Williams	10,000	1%	$10.20	6/20/12	44,700
Michael J. Howe	10,000	1%	$10.20	6/20/12	44,700

(1)	The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants: dividend yield 0.0%; expected volatility of 46%; risk-free rate of 3.0%; and expected life of 5 years. The weighted average value of the options granted was $4.47.

(2)	Mr. Marks’ employment terminated on December 2, 2002, effective as of December 31, 2002 and, accordingly, the outstanding options were only exercisable through March 31, 2003.

Option Exercises And Values For 2002

      The table below sets forth the following information with respect to stock options held by the named executive officers at December 31, 2002:

•	the number of shares of common stock acquired upon exercise of options during 2002;

•	the aggregate dollar value realized upon the exercise of those options;

•	the total number of exercisable and nonexercisable stock options held at December 31, 2002; and

•	the aggregate dollar value of in-the-money exercisable options at December 31, 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options at December 31,		The-Money Options at
	Shares	Value	2002(#)		December 31, 2002($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary O. Marino	—	$—	1,200,000	350,000	$—	$—
Donald D. Redfearn	—	$—	313,333	150,000	$22,333	$—
Gary M. Spiegel	—	$—	161,116	138,884	$46,000	$—
Bennett Marks	35,000	$60,080	53,334	76,666	$—	$—
Marinus van Onselen	—	$—	93,333	76,667	$10,050	$—
Scott G. Williams	—	$—	10,000	20,000	$—	$—
Michael J. Howe	—	$—	20,000	10,000	$6,700	$—

(1)	The closing sale price of our common stock on December 31, 2002 as reported by the NYSE was $7.17 per share. Value is calculated by multiplying (a) the difference between $7.17 and each option exercise price by (b) the number of shares of our common stock underlying the option.

Long-Term Incentive Plan Awards Table

      The following table shows information on awards during 2002 for the named executive officers designated by our Compensation Committee to participate under our Long-Term Incentive Plan.

Long Term Incentive Plan Awards in Last Fiscal Year

		Estimated Future Payouts Under
		Non Stock-Price-Based Plans
	Performance or Other
	Period Until Maturation	Threshold	Target	Maximum
Name	Or Payout(1)	($)(1)	($)(1)	($)(1)

Gary O. Marino	1/1/02 – 12/31/04	$562,500	$750,000	$937,500
Donald D. Redfearn	1/1/02 – 12/31/04	$281,250	375,000	468,750
Gary M. Spiegel	1/1/02 – 12/31/04	$281,250	375,000	468,750

(1)	Under the Long-Term Incentive Plan, key executives designated by our Compensation Committee are eligible to earn a deferred cash incentive award based on our financial performance. Assuming the performance targets are met, participants in the plan are eligible to earn an award after the end of each performance period. New performance periods are expected to begin each year. The value of participations granted on January 1, 2002 will be determined by our attainment of specified improvement in our annual earnings per share. If, at the end of the applicable three-year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his or her individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his or her individual target amount. If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his or her individual target amount. The individual target amount for each named executive officer designated to participate in the LTIP is equal to the base salary paid by us to the participant as of the first day of the applicable performance period. More information about the LTIP is available under “Executive Compensation — Long-Term Incentive Plan” on page 24.

Equity Compensation Plan Table

      The table below sets forth information with respect to securities authorized for issuance under equity compensation plans during the year ended December 31, 2002:

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants, and rights	warrants, and rights	compensation plans

Equity compensation plans approved by security holders	5,168,059	9.81	722,662 (1)
Equity compensation plans not approved by security holders	1,573,172 (2)	9.58	0
Total	6,741,231	9.76	722,662

Footnotes:

(1)	The 1995 Non-Employee Director Stock Option plan has 237,501 shares available, the 1998 Executive Incentive Compensation Plan has 235,161 shares available and the 1995 Employee Stock Purchase Plan has 250,000 shares available. The number of shares available for issuance under the 1998 Executive Compensation Plan is calculated as disclosed in the “Shares available for Awards” paragraph on page 16 of the proxy.

(2)	Detail of this balance is as follows:

Other option agreements with employees	473,172
Warrants issued to Barclays Bank on April 30, 1999 in connection with a $100 million bridge financing for the acquisition of Freight Australia	750,000
Warrants issued to Barclays Bank on November 20, 1999 in connection with an amendment to the $100 million bridge financing	50,000
Warrants issued to Stonegate Securities on June 26, 2001 in connection with the private placement of common stock in June 2001	200,000
Warrants issued to Jesse Shelmire on December 7, 2001 in connection with the private placement of common stock in December 2001	50,000
Warrants issued to Scott Griffith on December 7, 2001 in connection with the private placement of common stock in December 2001	50,000

1,573,172

AUDIT COMMITTEE REPORT — COMPENSATION COMMITTEE REPORT — PERFORMANCE GRAPH

      The following Report of the Audit Committee and the Report of the Compensation Committee and the Performance Graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

REPORT OF THE AUDIT COMMITTEE

      Each of the members of the Audit Committee is a non-employee member of our Board of Directors, and our Board of Directors has made the determination that the members of our Audit Committee are independent under current NYSE rules. The Board of Directors has adopted a written charter for the Audit Committee as required by the rules of the Securities and Exchange Commission. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our Board of Directors. The Audit Committee also selects and makes decisions regarding the termination and replacement of our independent auditors.

      Management is responsible for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of RailAmerica and may not be, and may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on our financial statements. While the Audit Committee has made inquiry of management and the independent auditors as to these matters, oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, while the Audit Committee has received assurances from management and the independent auditors, its considerations and discussions with management and the independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

      In performing its oversight function, the Audit Committee reviewed and discussed our 2002 audited financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our 2002 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with our auditors their independence from management and us. The Audit Committee also considered the compatibility of any nonaudit services provided by our independent auditors with their independence. To help assure the independence of the outside auditors, the audit committee selected KPMG to perform outsourced internal audit services and Deloitte & Touche to provide tax advice.

      The Audit Committee chairman receives weekly reports from the internal auditors and is in constant communication with both the internal and external auditors regarding both quarterly and year-end reporting issues. On an informal basis the chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

      The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held 7 meetings during fiscal year 2002. Based upon the reports and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      Management and PricewaterhouseCoopers advised the audit committee of our board of directors that during the course of the audit, they noted deficiencies in internal controls of our Australian subsidiary relating to procedures for determining which costs spent on improvements to track structure, locomotives and freight cars qualified for capitalization under our policies. PricewaterhouseCoopers advised the audit committee that these internal control deficiencies constitute a material weakness as defined by Statement of Auditing Standards No. 60. The company performed, and the audit committee reviewed, substantial additional procedures designed to ensure that these internal control deficiencies did not lead to material misstatements included in our consolidated financial statements included in annual reports. These additional procedures enabled the completion of PricewaterhouseCoopers’ audit of our consolidated financial statements, notwithstanding the presence of the internal control weaknesses noted above.

      The company has initiated corrective actions as of the date of this notice of annual meeting and proxy statement to address these issues. The company has hired a new chief financial officer in Australia and has initiated the following corrective actions and additional procedures:

•	Reorganization of the financial accounting responsibilities;

•	Developing a pre-approval process for capital projects in Australia similar to our process in the United States;

•	Modifying the software which tracks individual jobs on our locomotives and railcars to provide better information to the accounting department; and

•	Instituting new requirements for invoicing and documentation of outsourced track maintenance and improvements in Australia.

      The audit committee received an action plan detailing the above corrective actions and is monitoring progress. The audit committee will continue to evaluate the effectiveness of our internal controls and procedures on an ongoing basis, and will recommend further action as appropriate.

Members of The Audit Committee

Richard Rampell, Chairman Douglas R. Nichols John M. Sullivan

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee has responsibility for matters related to compensation, including compensation policy, approval of salaries, bonuses and other compensation for our executive officers and administration of our various compensation and stock plans.

      Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers and reward executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to our stockholders in both the long-term and the short-term. The key components of our compensation program are base salary, annual and long-term incentive bonus awards and equity participation in the form of stock options. In arriving at specific levels of compensation for executive officers, the Compensation Committee has relied on the recommendations of management, measurement of our performance through a comparison of benchmarks against a business plan that has been previously approved by the Board of Directors, consultation with an outside, independent management compensation consulting firm and the experience of committee members and their knowledge of compensation paid by other similar transportation companies.

      The Compensation Committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers are also entitled to customary benefits generally available to all of our employees, including group medical, dental, and life insurance and our 401(k) plan and Stock Purchase Plan. We have employment agreements with Gary O. Marino, our Chairman, Chief Executive Officer and President, Donald D. Redfearn, our Executive Vice President, Chief Administrative Officer and Secretary, Gary M. Spiegel, our Executive Vice President and Chief Operating Officer — North America Rail Group and Marinus van Onselen, the Chief Executive Officer of Freight Australia, to provide them with the employment security and severance deemed necessary by the Compensation Committee to retain them.

Components of Executive Compensation

      Base Salary. In addition to complying with the requirements of the employment agreement of Messrs. Marino, Redfearn, Spiegel and van Onselen, compensation for each of the executive officers for 2002 was based on the executive’s duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our marketing, financing and strategic plans, as appropriate. With the exception of Mr. Marino, salaries for each of the executive officers was based upon recommendations by Mr. Marino, subject to the review and approval of our Board of Directors. Mr. Marino’s compensation was determined by our Board of Directors, based upon an evaluation of performance criteria and accomplishments, and after consultation with an outside management compensation consulting firm. The Compensation Committee noted several achievements during 2002 in making this determination, including the acquisitions of ParkSierra and StatesRail, the refinancing of our credit facility, restructuring of our senior management and other cost reductions.

      Annual Bonus. Executive officers receive an annual cash bonus based on the degree of achievement of our financial and other objectives and the degree of achievement by each such officer of his or her individual objectives as approved by the Compensation Committee. Performance of each executive officer is measured against an approved business plan that is adopted each year by our Board of Directors at the beginning of the year. The benchmarks measured by our Board of Directors in making its determination are earnings per share, return on equity, operating income, return on assets and acquisitions.

      Long Term Incentive Plan. In 2001, the Compensation Committee implemented the Long Term Incentive Program, or LTIP. Executive officers designated to participate in the LTIP by the Compensation Committee can earn additional compensation awards at the end of each three-year cycle. Performance is measured against predetermined earnings per share targets for the three years, and the awards are payable to participants 50% in cash and 50% in our common stock.

      Stock Options. Equity participation is a key component of our executive compensation program. Stock options are granted to executive officers primarily based on the officer’s actual and expected contribution to our development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of our stockholders. Stock options provide an effective incentive for management to create stockholder value over the long-term since the option value depends on appreciation in the price of our common stock over a number of years. With the exception of Mr. Marino, the number of options received by each executive officer is based upon recommendation by Mr. Marino and consultations by the Board of Directors with the management compensation consulting firm described above.

Grants of options to Mr. Marino were determined by our Compensation Committee in consultation with the management compensation consulting firm.

Members of The Compensation Committee

Ferd. C. Meyer, Jr., Chairman William G. Pagonis Charles Swinburn

Compensation Committee Interlocks and Insider Participation

      The membership of the Compensation Committee of our Board of Directors in 2002 consisted of Ferd. C. Meyer, Jr., Chairman, William G. Pagonis and Charles Swinburn. No member of the Compensation Committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the Compensation Committee of our Board of Directors of any entity one or more of whose executive officers serves as a member of our Board of Directors or Compensation Committee. There were no Compensation Committee interlocks during fiscal 2002.

Performance Graph

      The Securities and Exchange Commission requires us to present a line graph comparing cumulative stockholder returns on an indexed basis with the Total Return Index for a broad-based index such as the NYSE Composite, and either a nationally-recognized industry standard or a group of peer companies selected by us. We have selected, for purposes of this comparison, the NYSE Transportation Index. The graph is to present the shorter of five years or the period our common stock has been registered under Section 12 of the Securities Exchange Act of 1934. The graph assumes that $100 was invested on December 31, 1997 in each of our common stock, the Total Return Index for the NYSE Composite and the NYSE Transportation Index, and that all dividends were reinvested.

      In prior years, we used the NASDAQ Stock Market (US & Foreign) and the NASDAQ Trucking & Transportation Stocks to present a line graph comparing cumulative stockholder returns. We commenced trading on the New York Stock Exchange on January 2, 2002 and determined that the NYSE Composite and the NYSE Transportation indices are more appropriate for 2002 and the years going forward. As we have selected different indices from those used for the immediately preceding fiscal year, the Securities and Exchange Commission requires that we compare our total return with the total return of both the newly selected indices and the indices used in the immediately preceding fiscal year.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

Performance Graph for

RailAmerica, Inc.

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/29/2001	12/31/2002

RailAmerica, Inc.	100.0	132.0	133.0	121.8	224.6	111.4
NYSE Composite	100.0	115.4	130.6	131.4	124.4	102.0
NASDAQ Stock Market (U.S. & Foreign)	100.0	138.5	258.2	156.0	123.0	84.7
NASDAQ Trucking & Transportation	100.0	90.36	86.1	78.3	92.5	94.3
NYSE Transportation	100.0	103.5	100.1	99.2	94.1	84.9

CERTAIN TRANSACTIONS

      During 1997, we sold substantially all of the assets of our wholly owned subsidiary, Gettysburg Railway, to a company owned by Mr. John Marino. The sale price was $1.45 million, which consisted of cash in the amount of $300,000, an $800,000 promissory note bearing interest at 8.5% per annum due June 30, 1998 and a $350,000 mortgage note bearing interest at 8.5% per annum, which called for monthly payments of $3,037, and had a maturity date of June 30, 2003. The principal and accrued interest on the $800,000 promissory note were repaid in February 2001.

      We believe that the transaction described above was on terms comparable to those that might have been obtained from unaffiliated parties.

OTHER BUSINESS

      Our Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INDEPENDENT AUDITORS

      We intend to retain PricewaterhouseCoopers LLP as our independent auditors for 2003. PricewaterhouseCoopers LLP has served as our independent auditors since prior to our initial public offering in 1992.

      Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to questions from our stockholders. The representatives do not intend to make a statement.

      The fees billed by PricewaterhouseCoopers LLP for services rendered to us and our subsidiaries in 2002 were as follows:

     Audit Fees

      For professional services rendered in connection with the audit of our annual financial statements, reviews of our quarterly financial statements and consultations on accounting matters for the fiscal year ended December 31, 2002, $724,000.

     Financial Information Systems Design and Implementation Fees

      For financial information systems design and implementation for the fiscal year ended December 31, 2002, $0.

     All Other Fees

      For services other than those described above during the fiscal year ended December 31, 2002, $19,000. These amounts are primarily for the audits of our benefit plans

      The Audit Committee believes that the provision of the services described above under “All Other Fees” was compatible with maintaining independence of PricewaterhouseCoopers LLP’s.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

      Stockholders interested in presenting a proposal for consideration at our 2004 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received by our Corporate Secretary no later than January 2, 2004. Any stockholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than January 2, 2004, or that proposal will be considered untimely. If a stockholder proposal is received after March 17, 2004, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2004 annual meeting of stockholders.

By order of the Board of Directors

/s/ Gary O. Marino
GARY O. MARINO
Chairman of the Board, Chief Executive Officer and President

Boca Raton, Florida

April 30, 2003

EXHIBIT A

RAILAMERICA, INC.

AUDIT COMMITTEE CHARTER

ORGANIZATION

      The Audit Committee (the “Committee”) shall be composed of at least three directors, each of whom is determined by the Board of Directors to meet the independence requirements of the New York Stock Exchange, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each member of the Committee shall report to and serve at the pleasure of the Board.

      Each Committee member shall also be financially literate as this qualification is interpreted by the Board, or become financially literate within a reasonable time after appointment to the Committee, and at least one member of the Committee shall be a “financial expert” as determined by the Board of Directors pursuant to the requirements of the Sarbanes-Oxley Act and applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”). In determining financial expertise, the Board may consider factors set forth in the New York Stock Exchange rules, applicable SEC rules and regulations and the Sarbanes-Oxley Act, including, without limitation, past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background, including being or having been a chief executive officer or other senior officer with financial oversight responsibilities.

      One member of the Audit Committee will be appointed by the Company’s Board of Directors as Chair and will be responsible for scheduling of regular and special meetings and the function of the Committee. The Chair must have accounting or related financial management expertise.

STATEMENT OF POLICY

      The Committee shall:

      1.     provide assistance to the Board in fulfilling its oversight of the corporate accounting and reporting practices of the Company, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and independent auditors, and the integrity of the financial reports and related independent audits of the Company,

      2.     select the independent auditors,

      3.     evaluate the qualifications and independence of the independent auditors,

      4.     prepare the report the SEC requires be included in the Company’s annual proxy statement, and

      5.     provide assistance to the Board and Management in preparing additional disclosures the SEC may require in the Company’s annual report on Form 10-K regarding audit and other accounting services and fees and the audit committee’s pre-approval policies and procedures as well as any other disclosure the SEC may require regarding the Company’s relationship with its independent auditors and internal control structure and procedures for financial reporting.

      In so doing, it is the responsibility of the Committee to maintain free and open means of communication among the Board, the independent auditors, the internal auditors, and the financial management of the Company.

Compensation

      No member of the Committee shall receive compensation other than (1) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (2) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

RESPONSIBILITIES

      In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to provide oversight to the Board and shareholders to help ensure that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements. The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit and reviews, including audits of the Company’s annual financial statements, and reviews of the quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that the members of the Committee are not employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. Therefore, it is not the duty or responsibility of the Committee to conduct “field work” or other types of auditing or accounting reviews or procedures, or to set audit or independence standards, and each member of the Committee shall be entitled to rely on

1. the integrity and skill of those persons and organizations within and outside the Company from which it receives information, and

2. the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

      In carrying out these responsibilities, the Committee will:

1. Review and have sole authority to select independent auditors to audit the financial statements of the Company and its subsidiaries and, when appropriate in its judgment, have sole authority to terminate and replace the independent auditors. Such independent auditors shall be ultimately accountable to the Board and the Committee as representatives of the shareholders and shall report directly to the Committee. Audit and non-audit related fees will be reviewed and set by the Committee which shall have sole authority to negotiate and approve such fees. The Committee shall also have sole authority to approve any significant non-audit engagement with the independent auditors other than “prohibited nonauditing services” as may be specified in the Sarbanes-Oxley Act or applicable rules and regulations of the SEC. In fulfilling its role of selecting and terminating independent auditors and reviewing fees and non-audit engagements, the Committee may receive the input of management but may not delegate such responsibilities to management.

2. Require that the independent auditors annually provide a formal written statement delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board (ISB) Standard No. 1 (it being understood that the independent auditors are responsible for the accuracy and completeness of the statement). The Committee shall be responsible for actively engaging in a dialogue with the independent auditors, and recommending action to the Board as appropriate, with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors.

3. Review, at least annually, the qualifications, performance, and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a) At least annually obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company;

(b) Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself;

(c) Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company;

(d) Confirm with any independent auditor retained to provide audit services for any fiscal year that, at no point during the audit and professional engagement period, any partner, principal or shareholder who is a member of the audit engagement team earned or received compensation based on the performance of, or procuring of, engagements with the Company to provide, any products or services other than audit, review or attest services; and

(e) Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

4. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion of such audit, review any comments or recommendations of the independent auditors.

5. Review separately, at least quarterly, with the independent auditors, the Company’s internal auditors, and the Company’s management and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

6. Discuss Company guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

7. Review the internal audit function of the Company including its independence, responsibilities, budget and staffing, the proposed audit plans for the coming year, the coordination of such plans with the independent auditors, and periodically receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan. The Chairman of the Committee shall have full access to the work papers of the independent auditors.

8. Discuss matters identified during the independent auditors’ review of interim financial information with the independent auditors and management prior to the filing of the Company’s Quarterly Report on Form 10-Q.

9. Review, prior to dissemination, the financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, to be included in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

10. Discuss generally earnings press releases and financial information and earnings guidance including discussion of the types of information to be disclosed and the type of presentations to be made.

11. Discuss with the independent auditors and the Company’s financial management the independent auditors’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting, and significant judgments affecting the financial statements. The discussion should include such matters as the consistency of application of accounting policies and the clarity and completeness of the Company’s accounting information contained in the financial statements and related disclosures.

12. Review and reassess the adequacy of this charter on an annual basis.

13. Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulation of the SEC as well as provide assistance to the Board and Management in preparing additional disclosures the SEC may require in the Company’s annual report on Form 10-K regarding audit and other accounting services and fees and the audit committee’s pre-approval policies and procedures as well as any other disclosure the SEC may require regarding the Company’s relationship with its independent auditors and internal control structure and procedures for financial reporting.

14. Provide sufficient opportunity for the internal auditors and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

15. Review with the independent auditor any audit problems or difficulties encountered and management’s response thereto. In this regard, the Committee must regularly review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

16. Discuss periodically significant Audit Committee matters with the full Board. In this regard, the Committee should review with the full board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

17. Set clear policies for the Company hiring employees or former employees of the independent auditors. At a minimum, these policies should provide that any public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer, or any person serving in an equivalent position for the Company was employed by the public accounting firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.

18. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding the accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, independent auditors or other advisors for this purpose if, in its judgment, that is appropriate.

ANNUAL PERFORMANCE EVALUATION

      Members of the Company’s Board of Directors who are not members of the Committee shall prepare an Annual Performance Evaluation of the Committee, including reviewing the compliance of the Committee with this Charter, for review and discussion with the Committee. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Annual Performance Evaluation shall be conducted in such manner as those conducting the Annual Performance Evaluation deem appropriate.

MEETINGS

      The Committee will hold meetings as and when the Committee deems appropriate; provided that the Committee will hold meetings at least quarterly. Officers of the Company may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

MINUTES AND REPORTS

      Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee will report to the Board from time to time or whenever so requested by the Board.

RESOURCES AND AUTHORITY

      The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews, and other procedures and to retain special counsel and other experts or consultants.

Limitation of Audit Committee’s Role

      With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, as well as the independent auditors have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. It also is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

ANNUAL MEETING OF STOCKHOLDERS OF

RAILAMERICA, INC.

June 19, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â   Please detach and mail in the envelope provided.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE
DIRECTOR NOMINEES LISTED IN PROPOSAL (1) SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class ll Directors of the Company.

NOMINEES:
☐	FOR ALL NOMINEES	¡	William G. Pagonis
		¡	John M. Sullivan
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2003 Annual Meeting, or at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company’s 2002 Annual Report to Stockholders.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RAILAMERICA, INC.

5300 Broken Sound Blvd. N.W.
Boca Raton, Florida 33487
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON STOCK

     The undersigned holder of Common Stock of RailAmerica, Inc., a Delaware corporation (the “Company”), hereby appoints Gary O. Marino and Donald D. Redfearn, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders of the Company, to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on Thursday, June 19, 2003, at 10:00 a.m., local time, or at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)